UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2017

comScore, Inc.

(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(Address of principal executive offices, including zip code)

(703) 438–2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2017, comScore, Inc. (the “Company”) announced that Christiana Lin, the Company’s Executive Vice President, General Counsel and Chief Privacy Officer, would be resigning from that executive officer position with the Company, effective January 23, 2017 but will continue to assist the Company as a consultant for a period of six months. In connection with Ms. Lin’s resignation, the Company and Ms. Lin have entered into a Separation and General Release Agreement (the “Separation Agreement”).

Under the Separation Agreement, the Company will pay Ms. Lin: (i) her current base salary of $347,985 for twelve months commencing February 2, 2017; (ii) all accrued but unpaid salary and vacation earned through February 1, 2017 (the “Separation Date”); and (iii) if Ms. Lin elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and for so long as Ms. Lin is not eligible for replacement coverage, the COBRA premiums for such coverage at the coverage levels in effect immediately prior to Ms. Lin’s resignation or, after the COBRA period expires, for substantially equivalent coverage, for the twelve month period of her severance payments. These amounts are consistent with Ms. Lin’s Change of Control and Severance Agreement.

In connection with Ms. Lin’s resignation, the Company and Ms. Lin entered into a Consulting Agreement (the “Consulting Agreement”), pursuant to which Ms. Lin has agreed to assist the Company during a transition period and to be available for additional assistance and cooperation from February 2, 2017 until August 2, 2017 (such period, the “Transition Period”). The Consulting Agreement provides, among other things, that Ms. Lin will be entitled to receive a consulting fee of $83,333 per month during the Transition Period. In the event of early termination of the Consulting Agreement, Ms. Lin shall only be entitled to compensation through her last day of service.

The foregoing descriptions of the Separation Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the Separation Agreement and the Consulting Agreement, copies of which are filed as Exhibit 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 8.01.	Other Events.

In connection with the departure of Ms. Lin, the Company issued a press release announcing that Carol DiBattiste has been appointed as the Company’s General Counsel & Chief Privacy and People Officer, effective January 23, 2017. Prior to joining the Company, Ms. DiBattiste, age 65, most recently served as Executive in Charge and Vice Chairman of the Board of Veterans’ Appeals in the U.S. Department of Veterans Affairs from May 2016 to January 2017. Prior to that, she served as Executive Vice President, Chief Legal, Privacy, Security and Administrative Officer at Education Management Corporation from March 2013 to March 2016 and as the Executive Vice President, General Counsel and Chief Administrative Officer of Geeknet, Inc. from April 2011 to March 2013. Ms. DiBattiste has served in executive privacy, security, compliance and legal roles at Reed Elsevier from 2008 to 2011, and ChoicePoint, Inc. from 2005 to 2008, where she also served as General Counsel and Chief Privacy Officer until ChoicePoint was acquired by Reed Elsevier. Previously, from 2001 to 2003, she was a partner in the international law firm of Holland & Knight LLP.

The press release issued by the Company on January 12, 2017 announcing Ms. DiBattiste’s appointment is attached as Exhibit 99.1 to this current report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Separation and General Release Agreement, dated as of January 12, 2017, by and between comScore, Inc. and Christiana Lin

10.2	Consulting Agreement, dated as of January 12, 2017, by and between comScore, Inc. and Christiana Lin

99.1	Press release dated January 12, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

	By:	/s/ David Chemerow
David Chemerow
Chief Financial Officer
Date: January 12, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation and General Release Agreement, dated as of January 12, 2017, by and between comScore, Inc. and Christiana Lin

10.2	Consulting Agreement, dated as of January 12, 2017, by and between comScore, Inc. and Christiana Lin

99.1	Press release dated January 12, 2017